                                                                   EXHIBIT 23(C)

    We consent to the inclusion of our report dated February 7, 1997, except as to note 10 which is as of February 27, 1997, with respect to the balance sheets of Human Affairs International, Incorporated as of December 31, 1995 and 1996, and the related statements of income, stockholder's equity, and cash flows for the years then ended, which report appears in Form S-4 of Magellan Health Services, Inc. dated April 1, 1998, and to the reference to our firm under the heading "Experts" in the prospectus.

                                                           KPMG Peat Marwick LLP

Salt Lake City, Utah
March 31, 1998